Exhibit 99.1

News From

Release Date: July 15, 2011

Contact:

Charles Moore

IGI Laboratories, Inc.

(856) 697-1441

www.igilabs.com

IGI LABORATORIES APPOINTS JENNIFFER COLLINS TO CFO

BUENA, NJ - (BUSINESS WIRE) – IGI Laboratories, Inc. (NYSE Amex: IG), a New Jersey based pharmaceutical company, today announced that Jenniffer Collins has been appointed Chief Financial Officer of IGI Laboratories Inc. effective July 21, 2011. Charles Moore, President and CEO, commented, “We are pleased to welcome Jenniffer to the IGI team. She has a strong financial background and will play an integral role in moving the company forward.”

Jenniffer Collins has twenty years of experience in accounting and finance. Prior to joining IGI, she most recently served as Vice President-Treasurer and previously the Corporate Controller at the Lightstone Group, a privately held real estate firm. Ms. Collins also served as Corporate Controller for Orchid Cellmark, Inc., a biotechnology company, and Director of Finance and Investor Relations for Tellium, Inc. an optical switching company. Her background also includes seven years of public accounting experience, including a position with Pricewaterhouse Coopers. Jenniffer earned her CPA in New Jersey in 1993 and graduated with a B.S. in accounting from Lehigh University.

About IGI Laboratories, Inc.

IGI Laboratories is a developer and manufacturer of topical formulations for the pharmaceutical, OTC, and cosmetic markets.

IGI Laboratories, Inc. “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. This press release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions, and other statements contained in this press release that are not historical facts and statements identified by words such as " will," "possible," "one time," "provides an opportunity," "continue" or words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under the caption "Risk Factors" in IGI Laboratories, Inc.’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors or IGI Laboratories, Inc.’s ability to implement business strategies. IGI Laboratories, Inc. does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.